Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
International Fight League, Inc.:

We hereby consent to the incorporation in the registration statement on Form S-1 of International Fight League, Inc. of our report dated June 21, 2006, with respect to the balance sheet of International Fight League, LLC (a development stage company and predecessor entity to IFL Corp., which was formerly known as International Fight League, Inc.) as of December 31, 2005 and the related statements of operations, members’ deficit and cash flows for the period March 29, 2005 (date of inception) to December 31, 2005 and to the reference to our firm under the caption “Experts” in the prospectus.

/s/ Rothstein, Kass & Company, P.C.

Roseland, New Jersey
February 12, 2007